Exhibit 99

NEWS RELEASE
June 28, 2024
Contact:	Mateo Garcia	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

HAWAII PUBLIC UTILITIES COMMISSION APPROVES HAWAIIAN ELECTRIC’S $250M UTILITY ACCOUNTS RECEIVABLE CREDIT FACILITY

HONOLULU – On June 27, 2024 Hawaiian Electric Company, Inc. (Hawaiian Electric), a subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI), received approval from the Public Utilities Commission (PUC) for an asset-based lending facility credit agreement (ABL Credit Facility Agreement) that allows short-term borrowings of up to $250 million on a revolving basis using certain accounts receivable as collateral. The ABL Credit Facility Agreement is described in detail in HEI’s form 8-K filed with the Securities and Exchange Commission on May 23, 2024.
“We appreciate the PUC’s approval on the expedited schedule Hawaiian Electric had requested. An accounts receivable facility is a tool commonly used by utilities to support their financing needs, and this will help support the important operational work underway by Hawaiian Electric to support safety, resilience and reliability. Hawaiian Electric continues to prudently manage liquidity as we work through the timing and impacts of litigation related to the Maui wildfires, and this facility provides them with additional flexibility,” said Scott Seu, HEI president and CEO.
The PUC’s approval is described in detail in its Decision and Order (number 40866) issued on June 27, 2024, available publicly on the PUC’s website at
https://hpuc.my.site.com/cdms/s/.

ABOUT HEI
The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, ASB, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
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